EXHIBIT 10.12

SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of December 16, 2020 (the “Effective Date”) is entered into by and between eCombustible Products Holdings, LLC, a Delaware limited liability company (the “Company”), and Jorge Arevalo (“Executive”) (collectively with the Company, the “Parties”; each of the Parties referred to individually as a “Party”).

Recitals

The Company hired the Executive as its Chief Executive Officer on June 22, 2020 and desires to retain the Executive, and Executive desires to be retained by the Company, to serve in such capacity, on the terms and conditions set forth in this Agreement.

Capitalized terms not defined herein shall have the meanings ascribed to such terms in that certain Second Amended and Restated Limited Liability Company Agreement of the Company dated as of June 21, 2020 as amended (the “Operating Agreement”).

Agreement

For and in consideration of the foregoing and the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. SERVICES.

(a) The Company employs Executive to serve in the capacities described herein, and Executive accepts such position with the Company and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

(b) The Parties acknowledge that neither this Agreement nor any statement made by the Company or its parent, subsidiaries, or affiliates is intended to be a contract of employment. As a direct or indirect unit holder in the Company, Executive is an owner of the Company (rather than an employee). Accordingly, the Guaranteed Payments, as defined below, to be paid hereunder shall be taxable to Executive as self-employment income for FICA and related purposes under the Internal Revenue Code of 1986, as amended (the “Code”). Executive acknowledges that he is solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority, including, but not limited to, laws governing self-

(c) Except as otherwise provided in this Agreement, Executive’s performance of the obligations set forth in this Agreement and his obligations to the Company as a direct or indirect owner shall be subject to the LLC Agreement. To the extent that there are conflicts between the terms of this Agreement and the LLC Agreement, the terms of the LLC Agreement shall control.

2. TERM. The term of Executive’s services to the Company pursuant to this Agreement shall be for an initial period of five (5) years from the date hereof, subject to the terms and conditions set forth herein. This Agreement will automatically renew for successive one-year periods unless either party provides written notice of termination thirty (30) days prior to the termination of the initial term or any extensions thereof.

3. DUTIES. Executive shall serve as the Chief Executive Officer of the Company (“CEO”) and shall have such duties as assigned by the Company’s Board of Directors (the “Board”). Executive agrees to perform diligently and to the best of his abilities the duties and services pertaining to such offices, as well as such additional duties and services customarily associated with such offices, as prescribed by the Board from time to time. During the term hereof, Executive shall not engage in any other employment activities for any direct or indirect remuneration without the prior written approval of the Board.

4. LOCATION. Executive shall perform the services required by this Agreement at the Company’s offices located in the South Florida vicinity, except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.

5. COMPENSATION – GUARANTEED PAYMENTS. During the first 12 months of this Agreement, the Company shall pay Executive, and Executive agrees to accept, base compensation at the rate of Four Hundred Fifty-Six Thousand Dollars ($456,000) per year, payable in accordance with the Company’s policy then in effect (the “Guaranteed Payment”). During the term of this Agreement, the Guaranteed Payment shall be subject to annual review by the Board.

6. BONUS. In addition to the Guaranteed Payments provided above, Executive shall also be eligible to receive an annual discretionary bonus (the “Bonus”). Executive’s target Bonus will be thirty-three percent (33%) of Executive’s then effective Guaranteed Payments. The Board agrees to review the performance of Executive from time to time during the term of this Agreement, including Executive’s attaining agreed annual performance goals, and shall determine, in its sole discretion and after consultation with Executive, the amount of the Bonus to which Executive is entitled, if any. Executive shall be paid the Bonus, if any, no later than March 15 of the calendar year following the end of the subject fiscal year.

7. FRINGE BENEFITS.

(a) Generally. Executive shall be eligible for fringe benefits pursuant to any pension, retirement, or other fringe benefit plan that the Company makes available to other executive officers of the Company and/or its subsidiaries and for which Executive will qualify according to his eligibility under the provisions thereof.

(b) Health, Life and Disability Insurance. Executive and his dependents shall be entitled to participate in health, dental, vision, life and disability insurance plans that the Company offers to other executive officers of the Company from time to time.

(c) Vacation. During the term of this Agreement, Executive shall be entitled to four (4) weeks of vacation per year plus statutory holidays. Any vacation to which Executive may be entitled shall be governed by and determined in accordance with the Company’s vacation policy, as in effect from time to time.

(d) Expenses. Except as otherwise agreed to herein, Executive shall be reimbursed for all reasonable travel, entertainment or other expenses (including without limitation any monthly cell phone expenses) incurred on behalf of the Company during the term hereof in accordance with Company practices and procedures; provided that Executive shall furnish the Company with such evidence relating to such expenses as the Company may reasonably require to substantiate such expenses for tax purposes.

8. TERMINATION. Executive’s services under this Agreement may be terminated prior to expiration of the term provided in Section 2 hereof only in accordance with the following sections.

(a) For Cause. This Agreement may be immediately terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall mean the termination of Executive by the Company (which determination shall be made by the Board) as a result of the existence or occurrence of one or more of the following conditions or events:

(i) a breach by Executive of any material provision of this Agreement, or any Company policy;

(ii) the willful and continued failure of Executive to perform reasonable and lawful directives of the Board;

(iii) misconduct or activities by the Executive which could foreseeably result in material damage to the business of the Company or grossly negligent performance of Executive’s duties hereunder;

(iv) continued use of alcohol or drugs by Executive to an extent that interferes with the performance by him of his duties and responsibilities to the Company;

(v) commission by Executive of any act of fraud or misrepresentation or a material act of misappropriation in connection with his duties as an officer of the Company;

(vi) conviction of Executive of any crime which constitutes a felony which could result in damage to the business of the Company; or

(vii) the entry of a judgment or order enjoining or preventing Executive from such activities as are material or essential for Executive to perform his services as required by this Agreement that has not been dismissed or rescinded within thirty (30) days.

Notwithstanding the foregoing, none of those occurrences under sub-clauses (i), (ii), (iii) and (iv) above shall constitute “Cause” unless and until Executive has failed to cure same, to the extent capable of cure, within thirty (30) days of receiving written notice thereof from the Board; provided, that if Executive timely commences, but is unable to reasonably complete such curative actions within such thirty (30)-day period, such period shall be reasonably extended to permit Executive continued completion of such curative actions.

(b) Death. In the event of the death of Executive, this Agreement shall terminate immediately.

(c) Disability. If, during Executive’s employment under this Agreement, Executive shall become permanently disabled and unable to perform his duties as required herein (a “Disability”) then the Board may, upon thirty (30) days written notice to Executive, terminate Executive’s employment under this Agreement. For the purposes of this Agreement, Disability shall mean the Executive’s inability to perform the essential functions of his position, with or without a reasonable accommodation, for either one hundred twenty (120) consecutive days, or one hundred eighty (180) aggregate days in a twelve (12)-month period, by reason of any physical or mental impairment. The Company will use commercially reasonable efforts to assist Executive in the procurement of payments under any Company disability insurance policy.

(d) By the Company without Cause. The Company may, at its option at any time and for any reason or for no reason at all, terminate Executive’s services hereunder.

(e) By Executive with Good Reason. The Executive may terminate his services with Good Reason, provided that Executive has given written notice of such reason to the Board no later than thirty (30) days after the event or occurrence constituting Good Reason first arises, with such notice affording the Board thirty (30) days, from the date of the Company’s receipt of such notice, to cure the deficiency, and further provided that, upon such cure by the Board, “Good Reason” shall not be deemed to exist for purposes of this Agreement. The term “Good Reason” shall mean the occurrence of any of the following events without the consent of Executive: (a) a material breach of this Agreement by the Company; (b) a material reduction in Executive’s responsibility, authority, or duties relative to Executive’s responsibility, authority or duties in effect immediately prior to such reduction; or (c) required relocation of Executive’s primary employment location outside of the South Florida metropolitan area.

9. SEVERANCE. Subject to the limitation set forth in Section 9(c) hereof, in the event of the termination of Executive’s services under this Agreement for any reason, the Company shall provide the payments and benefits to Executive as indicated below:

(a) With Cause by the Company, Death, Disability or Voluntary Termination. If Executive is terminated for Cause (as defined in Section 8(a) of this Agreement) or upon the death or Disability of Executive or voluntary termination by Executive (except for a voluntary termination immediately upon a Change in Control, as defined below), the Company shall be obligated only to continue to pay to Executive or his estate or representative his Guaranteed Payments, if any, earned up to the date of termination and shall reimburse Executive or his estate or representative for any expenses to which Executive is due reimbursement by the Company under Section 7(d) hereof up until the date of termination; provided that in the event of a termination resulting from Executive’s death, the Executive’s estate shall receive the Bonus with respect to such year of termination, if any, pro-rated up to the date of termination.

(b) Without Cause by the Company, by Executive for Good Reason, or Voluntary Resignation Immediately Upon a Change of Control. In the event that the Board shall terminate Executive without Cause or Executive shall voluntarily terminate immediately upon a Change of Control (a “Severance Termination Event”), the Company shall be obligated to continue to pay only (i) Executive‘s health insurance costs and (ii) Guaranteed Payments to Executive (as if Executive had not been so terminated), each for a period of thirty-six (36) months after the date of such termination. Upon a Severance Termination Event, Executive shall also receive the Bonus with respect to such year of termination, if any, pro-rated up to the date of termination.

(c) Release of Claims against the Company. Notwithstanding the foregoing, no payment shall be made or benefit provided to Executive’s or Executive’s estate, as applicable, pursuant to Section 9(b) of the Agreement, other than the statutory amounts described in Section 9(c), unless Executive or a representative or agent of Executive’s estate, as applicable, signs and, if applicable, does not revoke a general release of all claims against the Company, and any related, affiliated, or associated persons and/or entities as the Company may designate or determine in its sole discretion, in such form as the Company may reasonably require (the “Release”). The Release must be signed by Executive or Executive’s estate, as applicable, and returned to the Company within the period designated by the Company, which shall not extend later than fifty (50) days after the date of termination.

(d) “Change of Control” has the same meaning as defined in the Operating Agreement, which is:

“Change of Control” means with respect to any Person: (i) the sale of all or substantially all of the consolidated assets of such Person to a Third Party Purchaser; (ii) a sale resulting in no less than a majority of the voting equity interests in such Person on a fully-diluted basis being held by a Third Party Purchaser; or (iii) a merger, consolidation, recapitalization or reorganization of such Person with or into a Third Party Purchaser that results in the inability of the equity holders of such Person prior to the merger or other transaction to designate or elect a majority of the managers (or the board of directors or its equivalent) of the resulting entity or its parent company). (Capitalized terms defined in Operating Agreement.)

10. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be effective when received if sent, postage-prepaid, by certified or registered mail, return receipt requested, or by overnight delivery service against receipt, to the addresses below or to such other address as either party shall designate by written notice to the other:

If to Executive:

16901 Collins Avenue, Unit 4505

Sunny Isles, Florida 33160

If to the Company:

eCombustible Products Holdings LLC

16690 Collins Ave, Suite 1102

Sunny Isles, FL. 33160

Attention: James M. Driscoll

11. LEGAL REPRESENTATION. Executive acknowledges that he was advised to consult with and has had ample opportunity to receive the advice of independent legal counsel before executing this Agreement – and the Company hereby advises Executive to do so – and that Executive has fully exercised that opportunity to the extent he desired. Executive acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Executive warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

12. ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire agreement of the Company and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments between the parties hereof with respect to the subject matter hereof. No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

13. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties. Notwithstanding anything contained herein to the contrary, the Company shall have the right to assign this Agreement or any provision hereof, to any of its subsidiaries, direct or indirect parents or other affiliates. Except as otherwise set forth in this Agreement, neither party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party.

14. GOVERNING LAW; VENUE; INDEPENDENT REPRESENTATION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties agree that any and all actions arising under or in respect of this Agreement shall be litigated in any federal or state court of competent jurisdiction located in the State of Delaware. By execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of such courts for itself or himself. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. Executive acknowledges and agrees that he has had the opportunity to seek his own independent legal counsel to represent Executive’s interest in connection with the transactions contemplated by this Agreement.

15. MISCELLANEOUS.

(a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

(b) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

(c) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A and the Section 409A Regulations. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.

(d) Except as otherwise provided herein, in the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a valid and enforceable provision which comes closest to the intent of the parties.

(e) Except as otherwise provided herein, in any action or proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation or otherwise, or judgment. For purposes of this Agreement, the term “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal, or any other legal proceeding, including mediation and arbitration.

(f) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

Signature Page to Follow

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ James M. Driscoll
Name:	James M. Driscoll
Title:	Chief Operating Officer

EXECUTIVE:

/s/ Jorge Arevalo
Jorge Arevalo

Exhibit A

Operating Agreement of the Company